UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 3, 2012

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 100, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-
4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2012 SecureAlert, Inc. (the “Registrant”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Sapinda Asia Limited (“Sapinda”) whereby Sapinda will loan the Registrant $16,640,000.00 (the “Loan”).  The Loan will accrue interest at 8 percent per annum and is subject to an origination fee of $640,000.00.  The proceeds of the Loan will be used to repurchase a royalty on revenue of the Registrant held by Borinquen Container Corporation (the “Royalty”), and for general corporate purposes.  Sapinda previously advanced to the Registrant Loan proceeds of $2,060,550.00.  Additionally, Sapinda will advance $1,000,000.00 of the Loan principal to the Registrant two business days after execution of the Loan Agreement and an additional $2,200,024.00 will be advanced to the Registrant on or before December 17, 2012; these amounts will be used for general corporate purposes.  The remainder of the Loan principal, $10,739,426.00, will be used to repurchase the Royalty.  The Loan will be due on June 17, 2014.

Sapinda shall have the right to convert the Loan and accrued interest into Common Stock of the Registrant at a rate of $0.0225 per share, after March 1, 2013.  The Loan is secured by all of the intellectual property and other assets of the Registrant and by the Royalty.  In the event of a default by Registrant, Sapinda shall have the right to purchase the Royalty from the Registrant by reducing the outstanding principal of the Loan in the amount of $10,739,426.00.

Sapinda has previously advanced $2,000,000.00 under the Loan to Borinquen Container Corporation which will be credited against the purchase of the Royalty.

Item 9.01 Financial Statements and Exhibits.

10.1  Loan and Security Agreement, dated December 3, 2012 by and between Sapinda Asia Limited and SecureAlert, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

	By:	/s/ Chad D. Olsen
Dated: December 6, 2012		Chad D. Olsen, CFO